SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 23, 2004

Date of report (Date of earliest event reported)

MOORE WALLACE INCORPORATED

(Exact name of registrant as specified in charter)

Canada	1-8014	98-0154502

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 Vipond Drive, Mississauaga, Ontario, Canada		L5T 2X1

(Address of principal executive of offices)		(Zip code)

Registrant’s telephone number including area code:	(905) 362-3100

N/A

(Former Name or former address, if changed since last report)

Item 5.	Other Events and Regulation FD Disclosure

On February 23, 2004, Moore Wallace Incorporated issued the following press release:

RR Donnelley Stockholders and Moore Wallace Securityholders Approve Combination

CHICAGO, TORONTO and NEW YORK, Feb. 23 /PRNewswire-FirstCall/ — RR Donnelley (NYSE: DNY) today announced that its stockholders approved the issuance of shares of company common stock, and Moore Wallace Incorporated (NYSE: MWI; Toronto) announced that its securityholders approved a plan of arrangement, required to complete the combination of the two companies.

Completion of the combination remains conditional on obtaining a final order approving the plan of arrangement from the Ontario Superior Court of Justice and other closing conditions. The Court hearing is scheduled for February 25, 2004, and closing is expected to occur on February 27, 2004.

At their special meeting today, RR Donnelley stockholders also approved the adoption of a new performance incentive plan. At their special meeting, Moore Wallace shareholders also approved the issuance of approximately 2.2 million Moore Wallace common shares in lieu of making a cash payment of approximately $41 million in connection with Moore Wallace’s previously announced and completed acquisition of Payment Processing Solutions, Inc. Neither proposal was necessary for the completion of the combination of RR Donnelley and Moore Wallace.

On November 8, 2003, RR Donnelley and Moore Wallace entered into a definitive agreement to create the world’s premier full-service commercial printer. The combined company will provide customers with the industry’s broadest array of high-quality, long- and short-run print products and solutions, from magazines, telephone directories, books, catalogs, inserts and financial documents, to billing statements, outsourced customer communications, highly personalized direct mail, premedia, print fulfillment, labels, collateral materials, forms and logistics services.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOORE WALLACE INCORPORATED

By:	/s/ JAMES R. SULAT

Name: James R. Sulat Title: Senior Executive Vice President

DATE: February 23, 2004